Exhibit 99.2

Paycom Announces Cash Dividend Policy

OKLAHOMA CITY--(BUSINESS WIRE)-- Paycom Software, Inc. (“Paycom” or the “Company”) (NYSE:PAYC), a leading provider of comprehensive, cloud-based human capital management software, is pleased to announce today that its Board of Directors (the “Board”) approved a cash dividend policy. The Company intends to pay dividends at an annual rate of $1.50, payable quarterly in the amount of $0.375 per share, with the inaugural quarterly dividend anticipated to be paid in mid-June, subject to Board approval.

“After 25 years of consistent execution, with a focus on rapid organic growth and expanding profitability and cash flows, we are pleased to add another dimension to our capital allocation strategy,” said Paycom’s founder, chairman and CEO Chad Richison. “The Board’s decision to initiate a dividend policy represents a milestone moment for Paycom that bolsters our commitment to simultaneously invest in long-term growth and return value to our stockholders.”

The declaration, timing and amount of any future dividends will be subject to the discretion and approval of the Board and will depend on Paycom’s results of operations, cash flows, financial position and capital requirements, as well as general business conditions, legal, tax and regulatory restrictions and other factors the Board deems relevant at the time it determines to declare such dividends.

About Paycom

For nearly 25 years, Paycom Software, Inc. (NYSE:PAYC) has simplified businesses and the lives of their employees through easy-to-use HR and payroll technology to empower transparency through direct access to their data. And thanks to its industry-first solution, Beti®, U.S. employees now do their own payroll and are guided to find and fix costly errors before payroll submission. From onboarding and benefits enrollment to talent management and more, Paycom’s software streamlines processes, drives efficiencies and gives employees power over their own HR information, all in a single app. Recognized nationally for its technology and workplace culture, Paycom can now serve businesses of all sizes in the U.S. and internationally.

Forward-Looking Statements

Certain statements in this press release are, and certain statements on the related teleconference call may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are any statements that refer to Paycom’s estimated or anticipated results, other non-historical facts or future events and include, but are not limited to, statements regarding our capital allocation strategy and our plans to pay cash dividends. In addition, forward-looking statements also consist of statements involving trend analyses and statements including such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “should,” “will,” “would,” and similar expressions or the negative of such terms or other comparable terminology. These forward-looking statements speak only as of the date hereof and are subject to business and economic risks. As such, our actual results could differ materially from those set forth in the forward-looking statements as a result of the factors discussed in our filings with the Securities and Exchange Commission, including but not limited to those discussed in our most recent Annual Report on Form 10-K. We do not undertake any obligation to update or revise the forward-looking statements to reflect events or circumstances that exist after the date on which such statements were made, except to the extent required by law.

Investor Relations Contact:
James Samford
investors@paycom.com